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                                                                    EXHIBIT 99.5

                          HEALTHEON/WEBMD CORPORATION


                             400 THE LENOX BUILDING


                             3399 PEACHTREE ROAD NE


                             ATLANTA, GEORGIA 30326


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 12, 2000


To Healtheon/WebMD Stockholders:


     NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Healtheon/WebMD Corporation will be held at the law offices of Alston & Bird LLP, One Atlantic Center, The Gaines Room, 42nd Floor, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 on September 12, 2000 at 9:30 a.m., Eastern time, for the following purposes:



          1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 13, 2000 between Healtheon/WebMD and Medical Manager Corporation, as amended on June 18, 2000, and the merger pursuant to which Medical Manager will be merged with and into Healtheon/WebMD and 2.5 shares of Healtheon/WebMD common stock will be exchanged for each outstanding share of Medical Manager common stock.


          2. To consider and vote on the issuance of 1.3 shares of Healtheon/WebMD common stock for each outstanding share of CareInsite, Inc. common stock not owned by Avicenna Systems Corporation in the merger of CareInsite with and into Avicenna, a wholly owned subsidiary of Medical Manager which, as a result of the Medical Manager merger, will become a wholly owned subsidiary of Healtheon/WebMD.


          3. To elect three Class II directors of Healtheon/WebMD, each to serve a three-year term, or until his or her successor has been elected and qualified or until his or her earlier resignation or removal:



         U. Bertram Ellis, Jr.


         Dennis B. Gillings


         Charles G. V. Stevens



          4. To consider and vote on an amendment to Healtheon/WebMD's certificate of incorporation to change the corporate name of Healtheon/WebMD to WebMD Corporation.



          5. To consider and vote on Healtheon/WebMD's 2000 long-term incentive plan, pursuant to which 5,000,000 shares of common stock will be reserved for issuance, which number will be increased to 10,000,000 if the Medical Manager and CareInsite mergers are completed on or prior to December 31, 2000.



          6. To consider and vote upon an amendment to Healtheon/WebMD's 1998 employee stock purchase plan, if the Medical Manager and CareInsite merger are completed, to:



        - increase the number of shares of common stock reserved for issuance under the plan by 1,000,000 shares.



        - change the formula for annually increasing the number of shares available to be issued under the plan.



          7. To transact any other business that properly comes before the meeting or any adjournments or postponements thereof.



     The Medical Manager merger and the issuance of common stock pursuant to the CareInsite merger are conditioned upon, among other things, the approval of the related proposals by the stockholders of Medical Manager, CareInsite and Healtheon/WebMD. Healtheon/WebMD will not increase the number of shares available for issuance under the 1998 employee stock purchase plan or change the formula for annually increasing the number of shares available under that plan unless the mergers are approved. The other proposals are independent and not conditioned upon one another or the proposals related to the mergers.

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     The accompanying proxy statement/prospectus describes the merger agreements and the proposed mergers in more detail. We encourage you to read the entire document carefully.


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE MEDICAL MANAGER MERGER AND FOR THE ISSUANCE OF SHARES OF HEALTHEON/WEBMD COMMON STOCK TO THE STOCKHOLDERS OF CAREINSITE PURSUANT TO THE CAREINSITE MERGER. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS AND FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, FOR THE 2000 LONG-TERM INCENTIVE PLAN AND FOR THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN.



     We have fixed the close of business on August 3, 2000 as the record date for the determination of our stockholders entitled to vote at this meeting.


     All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

                                       By Order of the Board of Directors
                                       of Healtheon/WebMD Corporation,


                                       /s/ JOHN L. WESTERMANN III


                                       John L. Westermann III
                                       Executive Vice President, Chief Financial
                                       Officer,
                                       Treasurer and Secretary

Atlanta, Georgia
            , 2000

                            YOUR VOTE IS IMPORTANT.
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.